Exhibit 99.1
Press Release

  Martin Schiller, Chief Financial Officer at National Equipment Corporation,
                  Has Joined the Board of ATC Healthcare, Inc.

     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--April 8, 2004--ATC Healthcare, Inc. (AMEX:AHN - News), a national leader in medical staffing, today announced that Martin Schiller has joined its board of directors and will be chairman of the Audit Committee. Mr. Schiller was appointed by the Board to finish the term of Dr. Donald Meyers, who has retired from the Board due to health reasons. Dr. Meyers' appointment to the Board expires in August 2004.
     Mr. Schiller is a graduate of City College and a CPA. Prior to Joining National Equipment Corporation. Mr. Schiller was a controller for Loral Corporation.
     "I speak for the entire Board when I express the Company's appreciation to Dr. Meyers for his guidance over so many years. We will miss the insight and thoughtful analysis he brought to every discussion and wish him well in his retirement," said Chairman Stephen Savitsky.
     David Savitsky, Chief Executive Officer, remarked that "Martin Schiller will be a wonderful addition to the Board. His strong financial background coupled with extensive business world experience will bring tremendous value to ATC. We look forward to working with him and having him make a valuable contribution to our ongoing efforts to improve the company and enhance it's value to shareholders."

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their Web site at www.atchealthcare.com.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
              or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com